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                                                                     EXHIBIT 5.1

                                PLD TELEKOM INC.
                                680 FIFTH AVENUE
                                   24TH FLOOR
                            NEW YORK, NEW YORK 10019

April 3, 1998

PLD Telekom Inc.
680 Fifth Avenue
24th Floor
New York, New York 10019

Re:      PLD Telekom Inc.
         Registration Statement on Form S-3

Dear Sirs:

I am General Counsel of PLD Telekom Inc., a Delaware corporation (the "Company"), and have acted for the Company in connection with the preparation and filing with the Securities and Exchange Commission of Amendment No. 1 to Registration Statement on Form F-10 on Form S-3 (File No. 333-5400) (as amended, the "Registration Statement"), for registration under the Securities Act of 1933, as amended, for resale by the holders thereof, of (i) an aggregate of 123,000 warrants (the "Warrants") to purchase shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock"), and (ii) an aggregate of 4,182,000 shares of Common Stock issuable from time to time upon exercise of the Warrants (the "Warrant Shares").

In this connection, I have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) the Warrant Agreement relating to the Warrants (the "Warrant Agreement") and the form of certificate for the Warrants; and (d) certain records of the Company's corporate proceedings as reflected in its minute books. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original of all documents submitted to me as copies thereof.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that: (i) the Warrants represent valid, legal and binding obligations of the
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Company, enforceable in accordance with their terms; and (ii) the Warrant
Shares, when, and to the extent, they are issued as described in the Registration Statement and pursuant to the terms of the Warrant Agreement, will be legally issued, fully paid and non-assessable.

My opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the Prospectus constituting a part hereof under the caption "Legal Matters."

Very truly yours,

/s/ E. Clive Anderson